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                                                                    EXHIBIT 99.3

                Modtech Announces Closing of Merger Transaction

     PERRIS, Calif., Feb. 17/PRNewswire/ -- Modtech, Inc. (Nasdaq: MODJ) today announced the closing of its previously announced merger transaction pursuant to which Modtech has acquired SPI Manufacturing, Inc and formed a new holding company, Modtech Holdings, Inc.

     Evan M. Gruber, CEO of Modtech, announced that the transaction closed at the end of business on Tuesday, February 16th. Modtech Holdings has entered into a new $100 million credit facility to finance the merger, to provide working capital needs and to provide up to $25 million to fund future acquisitions.

     Shareholders at the close of business on February 16th, will be entitled to receive shares of Modtech Holdings, Inc. and cash, as detailed in Modtech's Proxy Statement for the merger transaction. New share certificates and cash will be distributed by the Exchange Agent, ChaseMellon Shareholder Services. Shareholders with questions concerning the distribution of cash and share certificates can call the Exchange agent at 800-414-2879. Shares of Modtech Holdings, Inc. will begin trading on Nasdaq on Wednesday, February 17th. For a limited period of time, they will trade under the symbol MODTD, and thereafter under Modtech's old symbol, MODT.

     Mr. Gruber said, "We are pleased to announce the merger closing and look forward to continuing to provide the highest level of service to Modtech and SPI's customer base through our new combined company. We believe our company is now well positioned as a leading provider of relocatable classrooms and commercial modular structures throughout the Western and Southwestern United States."

     This release may include "forward-looking statements" with the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including sales levels, distribution and competition trends and other market factors.

     Modtech Holdings, Inc. designs, manufactures and installs modular relocatable classrooms and other modular buildings for commercial use.

SOURCE  Modtech, Inc.
        -0-                        2/17/99
        /CONTACT: Evan M. Gruber, CEO of Modtech Holdings, Inc., 909-943-4014/ (MODT MODTD)